EXHIBIT 2.1

ASSET PURCHASE AGREEEMENT	CONTRATO DE COMPRAVENTA DE ACTIVOS

This Asset Purchase Agreement (along with the exhibits and schedules hereto, this “Agreement”) is dated October 01, 2018 (the “Closing Date”) and shall produce final effects on October 29, 2018 (the “Effective Date”), and is entered into between EUROPEAN DISTRIBUTION CENTER MOTIVA BVBA, a corporation organized under the laws of Belgium, having its registered office Nijerheidsstraat 96, 2160 Wommlgem, Handelsregisetr te Antwerpen, with company ID number 881512541("Motiva"), and Motiva Matrix Spain SL, a corporation organized under the laws of Spain, having its registered office at, Plaza de Sixto Machado 3, 38009 Santa Cruz de Tenerife, Spain, VAT number B76690734 ( the “Company”). Motiva and the Company are each referred to herein as a “Party”, and collectively as the “Parties”. All capitalized terms used throughout this Agreement and otherwise not defined herein shall have the meaning provided in Schedule 1 attached hereto.

Este Contrato de Compraventa de Activos (en conjunto con sus Anexos, en adelante el “Contrato”) de fecha 01 de octubre del 2018 (en adelante la “Fecha de Cierre”) el cual tendrá efecto definitivo el 29 de octubre del 2018 (en adelante la “Fecha Efectiva”) el cual es suscrito entre EUROPEAN DISTRIBUTION CENTER MOTIVA BVBA, una empresa organizada bajo las disposiciones y legislación de Bélgica, con oficina registrada en Nijerheidsstraat 96, 2160 Wommlgem, Handelsregisetr te Antwerpen, con número de identificación de empresa número 881512541 (en adelante "Motiva"), y Motiva Matrix Spain SL, una empresa organizada bajo las disposiciones y legislación de España, con oficina registrada en Plaza de Sixto Machado 3, 38009 Santa Cruz de Tenerife, España, número de identificador de contribuyente al impuesto de valor agregado VAT number B76690734, (en adelante “la Compañía”). Motiva y la Compañía se denominan de forma independiente en Adelante como la “Parte”, y de forma conjunta como las “Partes”. Todos los títulos y términos utilizados a lo largo del Contrato y los que no hayan sido definidos tendrán la definición determinada en el Anexo 1 adjunto a este Contrato.

RECITALS	CONSIDERANDOS

WHEREAS, the Company is engaged in the business of selling, marketing and distributing breast implants in the Territory (the “Business”), and owns or has the right to use all of the Transferred Assets; and

Que, la Compañía está consolidada en el negocio de la venta, mercadeo y distribución de implantes mamarios en el Territorio (en adelante el “Negocio”), y le pertenecen o tiene el derecho al uso de los Activos Tranferidos; y

WHEREAS, on the terms and subject to the conditions set forth herein, among other things, the Company desires to sell, transfer and assign to Motiva, and Motiva desires to purchase from the Company, the Transferred Assets;

Que, bajo los términos y sujeto a las condiciones aquí acordadas entre otras cosas, la Compañía desea vender, transferir y ceder a favor de Motiva, y Motiva desea comprar de la Compañía, los Activos Transferidos;

WHEREAS, Motiva agrees to advance a portion of the Purchase Price to enable the Company to continue running its Business;	Que, Motiva acuerda dar por avanzado una porción del Precio de Compraventa para permitir a la Compañía continuar con la operación del Negocio;

NOW THEREFORE, in consideration of the mutual promises, covenants, agreements and understandings contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

POR LO TANTO, en consideración de las promesas, pactos acuerdos y entendimientos contenidos en este Contrato, de los cuales se reconoce aquí la recepción y el alcance suficiente, las Partes acuerdan lo siguiente:

1. Purchase of Transferred Assets.	1 Compraventa de los Activos Transferidos.

1.1     Purchase of Transferred Assets. Subject to the terms and conditions of this Agreement, the Company agrees to sell, convey, assign, transfer and deliver to Motiva, and Motiva will purchase and acquire from the Company free and clear of any Liens, all of Company’s right, title and interest in and to the following (collectively, the “Transferred Assets”):

1.1             Compraventa de los Activos Transferidos. De conformidad con los términos y condiciones de este Contrato, la Compañía acuerda vender, transmitir, ceder, transferir y entregar a Motiva, y Motiva comprará y adquirirá de la Compañía libre de toda anotación y gravamen, todos los derecho de la Compañía, titularidad e intereses en y para los siguientes (en adelante los “Activos Transferidos”):

(a) All of Company´s existing Valid Motiva Inventory including all accessories related to such Motiva Inventory, all of which shall have been maintained in saleable condition;
(a)  Todo el Inventario Válido Motiva existente de la Compañía incluyendo todos aquellos accesorios relacionados con el Inventario de Motiva, todos los cuales deberán haber sido conservados en condiciones para ser vendidos;

(b)      All of Company’s rights under those contracts, purchase orders and other agreements related to the sales of Motiva Products by the Company, a list of which is set forth on Schedule 2 attached hereto (the “Purchased Contracts”); with it being understood that all such agreements will be assigned to Motiva in connection with the execution of this Agreement;

(b)  Todos los derechos de la Compañía bajo Contratos, órdenes de compra y otros contratos relacionados con las ventas de los productos de Motiva a la Compañía, lista constituida en el Anexo 2 de este Contrato (en adelante los “Contratos de Compraventa”); entendido esto que los contratos serán cedidos a favor de Motiva de conformidad con el presente Contrato;

(c)       All lists and records pertaining to customer accounts, suppliers, distributors, personnel and agents included as part of the Purchased Contracts or the Transferred Assets and all books, records, ledgers, files, price lists, documents, correspondence, lists, studies and reports and other written materials to the extent related exclusively to the Transferred Assets; provided, that in the event such materials do not relate exclusively, but do relate to the Transferred Assets, a redacted copy of such materials;

(c)  Todas las listas y documentación relacionados con las cuentas de los clientes, proveedores, distribuidores, empleados y agentes parte de los Contratos de Compraventa o de los Activos Transferidos y todos los libros, información, diarios, archivos, listas de precios, documentos, correspondencias, listas, estudios y reportes y otro material escrito relacionados de forma exclusiva a los Activos Transferidos; siempre que en el evento de que estos materiales no sean relacionados de forma exclusiva, pero si tengan alguna relación con los Activos Transferidos, se tenga una copia de ese material;

(d)      All authorizations, permits and approvals (and applications for the foregoing) related to the import, distribution and/or sale of Motiva Products, including, without limitation, all registrations and regulatory approvals granted by governmental authorities; and

(d)  Toda autorización, permisos y aprobaciones (y aplicaciones) relacionadas con la importación, distribución y/o venta de los productos de Motiv, incluidos pero no limitados a los registros y aprobaciones otorgados por autoridades gubernamentales; y

(e)      All trademarks, domain names, and promotional materials that contain the Trademark (as defined in the Distribution Agreement) or any other mark or identifier that may be confusingly similar to the Trademark, and all copyrights and intellectual property rights within the foregoing.

(e)  Todas las marcas, nombres de dominio, y material promocional que contenga la marca (tal y como se define en el Contrato de Distribución) o cualquier otra marca o identificador que pueda ocasionar confusión por la similitud con la Marca, y todos aquellos derechos de autor y derechos de propiedad intelectual dentro de lo anteriormente mencionado.

2. Purchase Price and repayment by the Company.	2. Precio de Compraventa y pago por la Compañía.
2.1 The aggregate purchase price for the Transferred Assets (the “Purchase Price”) shall be:	2.1 El Precio de Compraventa total por los Activos Transferidos (en adelante el “Precio de Compraventa”) estará compuesto por lo siguiente:
 (a) a cash payment (in Euros) equal to the value of the existing Motiva Products inventory as of the Effective Date in accordance with Sections 1.1(a) and (4) with such amount to be paid by Motiva no later than December 01, 2018;

(a)      Un pago en efectivo (en euros) equivalente al valor del Inventario de Productos de Motiva existente en la Fecha Efectiva de conformidad con las Secciones 1.1.(a) y (4) cuyo pago deberá ser pagado por Motiva a más tardar el 01 de diciembre del 2018;

(b) a cash payment (Euros) made by Motiva for the Transferred Assets in Section 1.1(b) through (e) in the amount of one million six hundred sixteen thousand euros (€1.616.000,00) inclusive of any and all value added taxed (VAT) liability as per the following schedule plan:

(b)      Un pago en efectivo (euros) hecho por Motiva por los Activos Tranferidos en la Sección 1.1.(b) hasta la (e) por la suma de un millón seiscientos dieciséis mil euros (1.616.000,00€) incluida cualquier contingencia de impuesto al valor agregado (VAT) coorespondiente de conformidad con el siguiente esquema de pagos:

- Four hundred thousand euros (€400.000,00) paid between October 01 and October 05 2018;	- Cuatrocientos mil euros (400.000,00€) pagaderos entre el 01 y 05 de octubre del 2018;
'- The remaining amount of the Purchase Price owed to Company following repayment by Company to Motiva of the Company Debt in accordance with Section 2.2, paid no later than December 01, 2018;
-      La suma remanente del Precio de Compraventa adeudado a la Compañía, posterior al repago a Motiva por la Compañía de la deuda de la Compañía con Motiva de conformidad con la Sección 2.2, a más tardar el 01 de Diciembre del 2018;

              2.2 The Company acknowledges to owe to Motiva a total amount of one million nine hundred seventy-seven thousand and six hundred eighty six Euros and ninety-eight cents (€1.977.686,98) (“Company Debt”) for debt under the Distribution Agreement. The Parties agree to adjust the Purchase Price by the difference between the Company Debt and the Motiva Inventory Amount and agree to complete the payment by December 01, 2018.

2.2 La Compañía reconoce poseer de Motiva una suma total a un millón novecientos setenta y siete mil seiscientos ochetan y seis euros con noventa y ocho centavos (1.977.686,98€) (en adelante la “Deuda de la Compañía”) por la deuda dentro del Contrato de Distribución. Las Partes acuerdan ajustar el Precio de Compraventa por la diferencia entre la Deuda de la Compañía y el Monto del Inventario Motiva y acuerdan completar la totalidad del Precio el 01 de diciembre del 2018.

3. Closing Date and Effective Date of the Agreement. The closing shall take place on the Closing Date. The Agreement will enter in full effect for all the rest of the obligations by the Effective Date, if not differently and explicitly established in the body of the Agreement.

3. Fecha de Cierre y Fecha Efectiva del Contrato. El cierre será en la Fecha de Cierre. El Contrato entrará en vigencia y surtirá efectos para el resto de las obligaciones aquí contenidas en la Fecha Efectiva, salvo que se establezca expresamente de forma diferente en el Contrato.

4. Motiva Inventory. A physical inspection and accounting of inventory of the Motiva Products acquired and held by the Company (such product, the “Motiva Inventory”) shall be taken on or immediately after the Effective Date, and such Motiva Inventory that is reasonably determined by Motiva or its representatives to be of saleable quality, fit for the purpose for which they are intended, saleable and useable in the ordinary course of business, free of defects and damage and having a remaining minimum shelf-life of not less than fifty percent (50%) (such Motiva Inventory, “Valid Motiva Inventory”) shall be valued at the amount paid by the Company to Motiva or its Affiliates for such Motiva Inventory (the aggregate value of the Valid Motiva Inventory, the “Motiva Inventory Amount”). All inventory with less than fifthy (50%) percent of its shelf life will be purchased at a twenty five (25%) percent discount of the original purchased price by the Company to Motiva. Such physical inspection and accounting of the Motiva Products shall be conducted by Motiva or its representatives jointly with the Company or its representatives, and each Party shall be responsible for any costs incurred by them in connection with their involvement in conducting the physical inventory. Motiva shall pay the Motiva Inventory Amount as per section 2.1 (a).

4 Inventario de Motiva. Una inspección física y auditoría del inventario de los Productos de Motiva adquiridos y poseídos por la Compañía (dicho producto, el "Inventario de Motiva") se llevará a cabo inmediatamente después de la Fecha Efectiva, y el Inventario de Motiva que sea razonablemente determinado por Motiva o sus representantes de calidad para su venta, aptos para el propósito para el que están destinados, vendibles y utilizables en el curso ordinario de su Negocio, libres de defectos y daños y que tengan una vida útil mínima restante de no menos del cincuenta por ciento (50%) (tal Inventario de Motiva, "Monto del Inventario de Motiva") se valorará por el monto pagado por la Compañía a Motiva o sus afiliadas por dicho Inventario de Motiva (el valor total del Inventario de Motiva Válido, el "Importe del Inventario de Motiva"). Todo inventario con menos del cincuenta (50%) porciento de su vida útil se comprará con un descuento del veinticinco (25%) porciento del valor original de compra por parte de la Compañía a Motiva; Dicha inspección física y auditoría de los Productos de Motiva será conducida por Motiva o sus representantes de forma conjunta con la Compañía o sus representantes, y cada Parte será responsable de cubrir los costos incurridos por ellos en relación con su participación en la realización del inventario físico. Motiva pagará el Monto del Inventario Motiva de conformidad con la sección 2.1 (a).

5.    Representations and Warranties Regarding the Company. In order to induce Motiva to enter into this Agreement and consummate the Transactions, the Company hereby represents and warrants to Motiva that the statements contained in this Section 5 are true, complete and correct as of the date hereof.

5. Representaciones y Garantías de la Compañía. Con el fin de incentivar a Motiva a celebrar este Contrato y consumar las Transacciones, la Compañía por este medio representa y garantiza a Motiva que las declaraciones contenidas en esta Sección 5 son verdaderas, completas y correctas a la fecha del presente.

5.1     Authority for Agreement. The execution, delivery and performance by the Company of this Agreement and all other instruments and agreements to be executed by the Company pursuant hereto, have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and the effect of rules of law governing the availability of equitable remedies.

5.1 Capacidad para contratar. La ejecución, entrega y desempeño de este Contrato por parte de la Compañía y todos los demás instrumentos y acuerdos que la Compañía debe ejecutar de conformidad con este documento, han sido debidamente autorizados por todas los medios necesarios. Este Contrato ha sido debidamente ejecutado y suscrito por la Compañía y constituye obligaciones legales, válidas y vinculantes de la Compañía, exigibles frente a la Compañía de acuerdo con sus términos, excepto que pueda verse limitado por bancarrota, insolvencia, reorganización u otras leyes de aplicación general relacionadas o que afecte la aplicación de los derechos de acreedores en general, y el efecto de las normas de derecho que rigen la disponibilidad de recursos equitativos.

5.2     Consents and Approvals. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity or other party is required on the part of the Company in connection with the consummation of the Transactions or to perform the related covenants and agreements contemplated hereby.

5.2 Consentimientos y Aprobaciones. No se requiere consentimiento, aprobación, orden o autorización de, o registro, calificación, designación, declaración o presentación ante, cualquier Entidad Gubernamental u otra entidad por parte de la Compañía en relación con la consumación de las Transacciones o para realizar los convenios relacionados y acuerdos contemplados en este Contrato.

5.3     No Conflict. Neither the execution and delivery of the this Agreement nor the performance of the provisions hereof or the transactions contemplated hereby will (a) violate or conflict with the Company’s Organizational Documents; (b) violate or conflict with any Law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Entity, domestic or foreign, that is applicable to the Company; or (c) result in a breach of any of the terms or conditions of, or constitute a default under, any mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which The Company is a party or by which any of its properties or assets may be bound or affected.

5.3 Conflicto. Ni la ejecución ni la suscripción del presente Contrato ni el cumplimiento de las disposiciones del mismo ni las transacciones contempladas en este Contrato: (a) violará o entrará en conflicto con los Documentos de la Organización de la Empresa; (b) viola o entra en conflicto con ninguna ley, regla, regulación, mandato judicial, sentencia, medida cautelar, decreto, determinación, adjudicación u otra orden emitida por cualquier entidad gubernamental, nacional o extranjera, que sea aplicable a la Compañía; o (c) resulte en el incumplimiento de cualquiera de los términos o condiciones de, o constituya un incumplimiento en virtud de, cualquier hipoteca, pagaré, fianza, contrato, licencia u otro instrumento u obligación de la cual la Compañía sea parte o mediante el cual cualquiera de sus propiedades o activos puede estar atado o afectado.

5.4 Assets and Properties.	5.4 Activos y Propiedades.
(a)  The Company has good and marketable title to all Transferred Assets free and clear of any Lien or restrictions on transfer, and has the legal right to use all Transferred Assets. Upon completion of the Transactions, Motiva will acquire good title to all of the Transferred Assets, free and clear of any Liens. With the exception of the Inventory in transit or located with customers, no Transferred Asset is located at a location other than a location owned or leased by the Company.

(a) La Compañía posee la titularidad y por ende puede enajenar todos los Activos Transferidos libres de cualquier gravamen o restricciones en su transferencia, y tiene el derecho legal de usar todos los Activos Transferidos. Una vez completadas las Transacciones, Motiva adquirirá la titularidad de todos los Activos Transferidos, libres de cualquier anotación y gravamen. Con la excepción del Inventario en tránsito o el que se encuenta en manos de clientes, ningún Activo Transferido está ubicado en un lugar que no sea propiedad o esté arrendado por la Compañía.

(b) Each Transferred Asset is suitable and in adequate operating condition as of the Closing Date for the purposes for which it is presently used by the Company.	(b) Cada Activo Transferido es adecuado y se encuentra en condiciones de funcionamiento adecuadas a partir de la Fecha de Cierre para los fines para los que la Compañía lo utiliza actualmente.
5.5     Intellectual Property. The conduct of the Business has not infringed or otherwise violated, and does not and will not infringe or otherwise violate any Intellectual Property rights of any Person, and there is, and has been, no pending or, to the Company’s Knowledge, threatened claim alleging any such infringement or violation. To the Company’s Knowledge, the Company is not violating, and has not violated, any confidentiality or non-disclosure agreement with any third party, including any customer or supplier of the Company, and there is, and has been, no pending or, to The Company’s Knowledge, threatened claim alleging any such violation.

5.5. Propiedad Intelectual. La ejecución del Negocio no ha infringido ni violado de alguna manera, y no infringe ni infringirá de algún modo los derechos de Propiedad Intelectual de ninguna Persona, y no ha habido a conocimiento de la Compañía, alegato o amenaza de infracción o violación de este tipo. Según los conocimientos de la Compañía, la Compañía no está violando, y no ha violado, ningún acuerdo de confidencialidad o no divulgación con ningún tercero, incluido ningún cliente o proveedor de la Compañía, y no hay, ni ha estado, pendiente para el conocimiento de la Compañía, amenaza de reclamo alegando alguna violación.

5.6     Purchased Contracts. The Company has delivered to Motiva a copy of each of the Purchased Contracts. The conveyance of Purchased Contracts shall include Purchased Contracts that have been reduced to writing and a written summary of each oral Purchased Contract. Each of the Purchased Contracts is valid, binding and in full force and effect, without any material violation, breach or default of the Company thereunder. To The Company’s Knowledge of any breach or anticipated breach by the other party or parties to any of the Purchased Contracts. The Company has not received notice nor does it have reasonable grounds to believe that any party to any such Purchased Contract intends to cancel or terminate any such Purchased Contract or to exercise or not exercise any options thereunder or to seek a renegotiation or adjustment of any material provisions thereof.

5.6 Contratos Adquiridos. La Compañía ha entregado a Motiva una copia de cada uno de los Contratos Adquiridos. El envío de los Contratos Adquiridos incluirá los Contratos Adquiridos que se han reducido a la escritura y un resumen escrito de cada Contrato Adquirido oral. Cada uno de los Contratos Adquiridos es válido, vinculante y está en plena vigencia y efecto, sin ninguna violación material o incumplimiento de la Compañía en virtud del mismo. Al conocimiento de la Compañía de cualquier incumplimiento o incumplimiento previsto por la otra parte o partes en cualquiera de los Contratos Adquiridos. La Compañía no ha recibido notificación ni tiene motivos razonables para creer que una de las partes de dicho Contrato Adquirido pretenda rescindir dicho Contrato Adquirido o ejercer o no ejercer cualquier opción en virtud del mismo o buscar una renegociación o ajuste de cualquier material disposiciones de los mismos.

5.7     Litigation. As of the Effective Date, with respect to the Transferred Assets, there are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or threatened against the Company by any third party at law or in equity, or before or by any Governmental Entity.

5.7 Litigios. Hasta la Fecha Efectiva, en relación con los Activos Transferidos, no existen acciones, demandas, procedimientos (incluido cualquier procedimiento de arbitraje), órdenes, investigaciones o reclamos pendientes o amenazas contra la Compañía por parte de un tercero legal o en equidad, o por cualquier Entidad Gubernamental.

5.8     Inventory. The Inventory is (a) of good and merchantable quality, fit for the purpose for which they are intended, and saleable and useable in the ordinary course of business; (b) free of defects and damage; and (c) to the Company’s knowledge, in quantities adequate and not excessive in relation to the circumstances of the Business and in accordance with the Company’s past inventory stocking practice.

5.8 Inventario. El Inventario es (a) de buena y comerciable calidad, adecuado para el propósito para el que están destinados, y es vendible y utilizable en el curso ordinario del Negocio; (b) libre de defectos y daños; y (c) al conocimiento de la Compañía, está en cantidades adecuadas y no excesivas en relación con las condiciones del Negocio de acuerdo con la práctica previa en relación con los inventarios de la Compañía.

5.9     Non-Disparagement. The Company, or any of its employee’s representatives, officers, directors, and agents, shall not make disparaging remarks about Motiva or its operations, products or services, whether orally or in writing, whether online or otherwise, and whether during or after the termination of the Company’s affiliation with Motiva.

5.9 No denigración. La Compañía, o cualquiera de sus representantes, oficiales, directores y agentes, no deben hacer comentarios despectivos sobre Motiva o sus operaciones, productos o servicios, ya sea oralmente o por escrito, ya sea en línea o de otro tipo, durante o después de la terminación de la asociación de la Compañía con Motiva.

5.10  Disclosure. No representation or warranty by The Company contained in this Agreement, and no statement contained in any other instrument delivered to or to be delivered by or on behalf of the Company pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

5.10 No Divulgación. Ninguna representación o garantía por parte de la Compañía contenida en este Contrato, y ninguna declaración contenida en cualquier otro instrumento suscrito o a punto de ser suscrito por o en nombre de la Compañía de conformidad con este Contrato, contiene declaraciones falsas de algún hecho material u omite algún hecho material necesario, a la luz de las circunstancias bajo las cuales fue hecho, que haga que las declaraciones aquí hechas no sean engañosas.

6.     Representations and Warranties of Motiva. In order to induce the Company to enter into this Agreement and consummate the Transactions, Motiva hereby represents and warrants to the Company that the statements contained in this Section 6 are true, complete and correct:

6. Representaciones y Garantías de Motiva. Con el fin de incentivar a la Compañía a celebrar este Contrato y consumar las Transacciones, Motiva por este medio representa y garantiza a la Compañía que las declaraciones contenidas en esta Sección 6 son verdaderas, completas y correctas:

6.1 Organization and Authority. Motiva is an entity duly formed and validly existing under the Laws of the jurisdiction of its incorporation. Motiva has the requisite power and authority to enter into and to perform this Agreement.

6.1 Capacidad para contratar. Motiva es una compañía debidamente constituida y existente bajo las leyes de la jurisdicción donde se haya constituido. Motiva tiene plena capacidad y facultades suficientes para celebrar este Contrato.

6.2 Authority for Agreement. The execution, delivery and performance by Motiva of this Agreement and all other instruments and agreements to be executed by Motiva pursuant hereto, have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by Motiva and constitutes the legal, valid and binding obligations of Motiva, enforceable against Motiva in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, and the effect of rules of law governing the availability of equitable remedies.

6.2 Autoridad para Contratar. La ejecución, suscripción y desempeño por parte de Motiva de este Contrato y todos los demás instrumentos y acuerdos que Motiva ejecute en virtud del mismo, han sido debidamente autorizados por todas las acciones necesarias. Este Contrato ha sido debidamente ejecutado y suscrito por Motiva y constituye obligaciones legales, válidas y vinculantes de Motiva, ejecutables frente a Motiva de conformidad con sus términos, salvo que pueda estar limitado por quiebra, insolvencia, reorganización u otras leyes de aplicación general relacionadas o que afecten la aplicación de los derechos de acreedores en general, y el efecto de las normas de derecho que rigen la disponibilidad de recursos equitativos.

7. Closing Deliveries.	7. Entregables para el Cierre.
7.1 Deliveries of The Company. At the Closing, the Company will deliver or cause to be delivered to Motiva:	7.1 Entregables de la Compañía. Al cierre, la Compañía entregará a Motiva:

(a)  Conveyance Documents. This Agreement executed by the Company, and such other deeds, bills of sale and other instruments of assignment as Motiva reasonably deems necessary in order to effect the sale of the Transferred Assets including the assignment of the Purchased Contracts to Motiva, evidence of the last twelve months revenue prior to the date of the execution of this agreement, the customer list including the price list in the format delivered by Motiva, evidence of the inventory count, evidence of the termination and payment of severance to all employees, and termination of all sub distribution agreements.

(a)    Documentos para el traspaso. Este Contrato celebrado por la Compañía, y otras escrituras, cartas de venta y otros instrumentos de cesión que Motiva razonablemente considere necesarios para efectuar la venta de los Activos Transferidos, incluida la cesión de los Contratos Adquiridos a Motiva, evidencia de las ventas de los últimos 12 meses previos a la fecha de ejecución de este documento, la lista de clientes en el formato entregado por Motiva con su respectiva lista de precios, evidencia del conteo de inventario, evidencia de la terminación y pago de liquidación de todos los empleados, y la terminación de todos los contratos de subdistribución.

(b)  Consents and Waivers. Copies of all consents, approvals, releases from and filings with Governmental Entities and other third parties, including parties to the Purchased Contracts that are required in order to effect the Transactions (the “Required Consents”).

(b)    Consentimientos y Renuncias. Copias de todos los consentimientos, aprobaciones, liberaciones y presentaciones ante las Entidades Gubernamentales y terceros, incluidas las partes en los Contratos Adquiridos que se requieren para efectuar las Transacciones (en adelante los "Consentimientos Requeridos").

8. Covenants and Additional Agreements.	8. Pactos y acuerdos adicionales.
8.1     Non-Competition. As of the Closing Date, and for a period of three (3) years after the later end of this Agreement, the Company shall not, whether individually or in partnership or jointly or in conjunction with any other person, as principal, agent, consultant, contractor, employer, employee or in any other manner, directly or indirectly, perform services for, or establish, control, own a beneficial interest in, manufacture, distribute, sell or offer for sale, directly or indirectly, or use any other means with a view to marketing or be otherwise commercially involved in any endeavor, activity or business in the Territory that is a Competing Business, with respect to the Motiva Business. For the avoidance of doubt, this provision is not intended to prohibit the Company from providing services to a Competing Business if the services the Company provides to such Competing Business are unrelated to the Motiva Business and would not involve the use of confidential information of Motiva or its subsidiaries and affiliates. The Company warrants that its shareholders or other owners or equity holders are bound by this provision and expressly acknowledges and agrees that the Company will also be liable for violations of this provision by its shareholders or other owners or equity holders. As of the Closing Date the Company shall enter into agreements obligating the Company and its affiliates to (i) not compete directly with Motiva its subsidiaries and affiliates for a period of three (3) years following the execution of this Agreement and (ii) for the Company’s representatives, officers, directors, and agents not to compete directly with Motiva its subsidiaries and affiliates for a period of three (3) years following the execution of this Agreement. Furthermore, the Company acknowledges and represents that consideration for the covenants in this Section 8.1 has been paid in full by Motiva as part of the Purchase Price in this Agreement.

8.1 No competencia. A partir de la Fecha de Cierre, y por un período de tres (3) años después del final de este Contrato, la Compañía no podrá, ya sea individualmente o conjuntamente con cualquier otra persona, como principal, agente, consultor, contratista, empleador, empleado o de cualquier otra manera, directa o indirectamente, realizar servicios para, o establecer, controlar, poseer un interés beneficioso en, fabricar, distribuir, vender u ofrecer en venta, directa o indirectamente, o usar cualquier otro medio con el fin de comercializar o estar involucrado comercialmente en cualquier empresa, actividad o Negocio denro del Territorio que sea considerado un Negocio competente de los Negocios que ofrece Motiva. Con el fin de evitar dudas, esta disposición no tiene la intención de prohibirle a la Compañía brindar servicios a una empresa que desarrolle Negocios en competencia si los servicios que la Compañía proporciona a dicha empresa no están relacionados con el Negocio de Motiva y no involucrarían el uso de información confidencial de Motiva o sus subsidiarias y afiliadas. La Compañía garantiza que sus accionistas u otros propietarios o accionistas están obligados por esta disposición y expresamente reconoce y acepta que la Compañía también será responsable por violaciones de esta disposición por parte de sus accionistas u otros propietarios o accionistas. A la fecha de cierre, la Compañía deberá suscribir acuerdos que obligan a la Compañía y sus afiliadas a (i) no competir directamente con Motiva, sus subsidiarias y afiliadas por un período de tres (3) años posteriores a la ejecución de este Contrato y (ii) los representantes, funcionarios, directores y agentes de la Compañía no compitan directamente con Motiva, sus subsidiarias y afiliadas por un período de tres (3) años posteriores a la ejecución de este Contrato. Además, la Compañía reconoce y representa en consideración de los convenios en esta Sección 8.1 que éstas han sido pagada en su totalidad por Motiva como parte del Precio de Compra en este Contrato.

Any breach by the Company (or its shareholders or other owners or equity holders) shall be subject to penalty clause of the toal amount of the Purchase Price, which shall be in addition to, and not in lieu of, any proven damages arising due to the breach. The Parties expressly state that the said amount is reasonable taking into account the circumstances of the case and they expressly agree that they will not attempt to challenge its validity.

Cualquier incumplimiento por parte de la Compañía (o sus accionistas u otros propietarios o accionistas) estará sujeto a una cláusula de penalización de el monto total del Precio de Compraventa, que será adicional a, y no en lugar de, cualquier daño probado que surja debido al incumplimiento. Las Partes expresamente declaran que dicho monto es razonable teniendo en cuenta las circunstancias del caso y expresamente acuerdan que no intentarán impugnar su validez.

8.2 Non-Solicitation. The Company will not for a period of three (3) years after the Closing Date, for any reason, directly or indirectly, solicit, entice, or in any other manner persuade or attempt to persuade, any customer, client, employee, supplier, distributor, or contractor of Motiva its subsidiaries and affiliates (in any case with whom the Company had business contact in the last three (3) years of the Company’s association with Motiva) to discontinue or alter to the detriment of Motiva his, her or its employment, relationship or business with Motiva. Furthermore, The Company acknowledges and represents that consideration for the covenants in this Section 8.2 has been paid in full by Motiva as part of the Purchase Price in this Agreement.

8.2 No Contratación. La Compañía no podrá, durante un período de tres (3) años después de la Fecha de Cierre, por ningún motivo, directa o indirectamente, solicitar, atraer o de cualquier otro modo persuadir o intentar persuadir a cualquier cliente, empleado, proveedor, distribuidor, o contratista de Motiva, sus subsidiarias y afiliadas (en cualquier caso con quien sea que La Compañía haya tenido contacto comercial en los últimos three (3) años a la asociación de la Compañía con Motiva) para descontinuar o alterar en perjuicio de Motiva su empleo, relación o Negocio con Motiva. Además, la Compañía reconoce y representa que la consideración de los convenios en esta Sección 8.2 ha sido pagada en su totalidad por Motiva como parte del Precio de Compra en este Contrato.

8.3                Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the purchase and sale of the Transferred Assets pursuant to this Agreement, in Spain, shall be borne and paid by The Company, and The Company shall file all necessary Tax Returns and other documentation with respect to all such Taxes and fees. The Company and Motiva shall cooperate in good faith to minimize, to the fullest extent possible under such Laws, the amount of any such transfer Tax payable in connection therewith. Any tax liability in Belgium related to EDC Motiva BVBA not covered by the preceding sentences shall be the responsibility of Motiva.

8.3 Impuestos de Traspaso. Toda transferencia, venta, uso, sello, registro y otros impuestos y tarifas similares (incluidas las multas e intereses) incurridos en relación con la compra y venta de los Activos Transferidos de conformidad con este Contrato, y que sean exigibles en España, serán asumidos y pagados por la Compañía, y la Compañía presentará todas las Declaraciones de impuestos necesarias y otra documentación con respecto a tales Impuestos y tarifas. La Compañía y Motiva cooperarán bajo la buena fe para minimizar, en la medida de lo posible en virtud de dichas leyes, el monto del impuesto de traspaso a pagar en relación con el mismo. Cualquier contingencia fiscal en Bélgica relacionada con EDC Motiva BVBA no cubierta en lo descrito anteriormente será responsabilidad de Motiva.

8.4     Confidential Information. The Parties hereby covenant and agree that, from and after the Closing Date, each party shall, except with the prior written consent of the other party or on behalf of the other Party and/or its Affiliates, keep confidential and not disclose to any other Person any confidential information that is proprietary in nature regarding the Business and existing as of the Closing Date, provided that (a) each Party may disclose on a confidential basis certain summary financial information relating to the Transactions to any professional advisor, and (b) each Party may disclose information otherwise necessary in order to enforce the terms of this Agreement or defend against any claim made under this Agreement. The obligation of the Parties under this Section 8.4 shall not apply to information which: (i) is or becomes publicly known without breach of the commitment provided for in this Section 8.4; (ii) is available from a third-party not under an obligation to keep such information confidential; or (iii) is required to be disclosed by Law, provided, however, that in any such case under this clause (iii), the Party which has to disclose the confidential information, shall notify the other Party as early as reasonably practicable prior to disclosure to allow the other Party to take appropriate measures to preserve the confidentiality of such information. Notwithstanding the foregoing, for purposes of this Agreement, as of the Closing Date, all information included in, regarding or arising from the Transferred Assets shall be deemed the confidential information solely of Motiva.

8.4 Información confidencial. Las Partes se comprometen y acuerdan que a partir y después de la Fecha de Cierre, cada parte, salvo que exista previo consentimiento por escrito de la otra parte o en nombre de la otra parte y/o sus afiliados, a mantener de forma confidencial y no divulgar a ninguna persona información confidencial cuya naturaleza sea propiedad exclusiva del Negocio y en existencia a la Fecha de Cierre, siempre que (a) cada Parte podrá divulgar de manera confidencial alguna información financiera relacionada con las Transacciones a cualquier asesor profesional, y (b) cada Parte podrá divulgar información que de otro modo sería necesaria para hacer cumplir los términos de este Contrato o para defenderse contra cualquier reclamo hecho bajo este Contrato. La obligación de las Partes en virtud de esta Sección 8.2 no se aplicará a la información que: (i) sea o se convierta en información a conocer públicamente sin incumplimiento del compromiso estipulado en esta Sección 8.4; (ii) esté disponible por parte de un tercero que no está obligado a mantener dicha información confidencial; o (iii) está obligado a ser revelado por la Ley, con la condición, sin embargo, que en cualquier caso bajo esta cláusula (iii), la Parte que divulgará la información confidencial, deberá notificar a la otra Parte tan pronto como sea razonablemente posible, antes de divulgar para permitir a la otra Parte tomar las medidas apropiadas para preservar la confidencialidad de dicha información. Sin perjuicio de lo anterior, para los efectos del presente Contrato, a partir de la Fecha de Cierre, toda la información incluida en relación con, o que surja de los Activos Transferidos se considerará información confidencial de Motiva.

8.5     Consents. Nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, or license included in the Transferred Assets which is by its terms or by Law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by the Company would, as a matter of law, pass to Motiva as an incident of the assignments provided for by this Agreement. In order, however, to provide Motiva the full realization and value of every contract, of the character described in the immediately preceding sentence, the Company agrees that prior to Closing, it will, at the request and under the direction of Motiva, in the name of the Company or otherwise as Motiva shall specify, take commercially reasonable actions (a) to assure that the rights of the Company under such contracts shall be preserved for the benefit of Motiva and (b) to facilitate receipt of the consideration to be received by the Company in and under every such contract, which consideration shall be held for the benefit of, and shall be delivered to Motiva.

8.5 Consentimientos. Nada bajo este Contrato se interpretará como un intento de ceder ningún contrato, acuerdo o licencia incluidos en los Activos Transferidos, que sea por sus términos o por la Ley como no asignable sin el consentimiento previo de la otra parte o partes del mismo,a menos que dicho consentimiento haya sido dado, o en relación con el cual todos los recursos para la ejecución de los mismos hayan sido ejercidos por la Compañía, como cuestión de derecho, pasare a Motiva como un incidente en relación con las asignaciones previstas en este Contrato. Sin embargo, con el fin de proporcionar a Motiva de plena efectividad y valor de cada contrato, la Compañía acuerda que antes del Cierre, y bajo la dirección de Motiva y en nombre de la Compañía tomará acciones que sean comercialmente razonables para (a) asegurar que los derechos de la Compañía bajo tales contratos se conservarán para el beneficio de Motiva y (b) para facilitar la recepción de la contraprestación que recibirá la Compañía por cada uno de dichos contratos, cuya contraprestación se llevará a cabo en su beneficio y se entregará a Motiva.

8.6     Further Assurances. At any time and from time to time after the Closing Date, the parties hereto shall (a) furnish upon reasonable request to each other such information, documents, instruments of transfer or assignment, files and books and records, (b) promptly execute, acknowledge, and deliver any such documents, instruments of transfer or assignment, files and books and records, and (c) do all such further acts and things, as such other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

8.6 Garantías Adicionales. En cualquier momento posterior a la Fecha de Cierre, las partes deberán: (a) suministrar, bajo petición razonable información, documentos, instrumentos de transferencia o cesión, archivos, libros y registros, (b) ejecutar rápidamente, reconocer y entregar dichos documentos, instrumentos de traspaso o cesión, archivos y libros y registros, y (c) hacer todos los demás actos adicionales, que la otra parte podrá solicitar de forma razonable con el propósito de llevar a cabo el objeto de este Contrato y los documentos a los que se refiere este documento.

9. Survival of Representations and Warranties; Indemnification.	9. Continuidad de las Representaciones y Garantías; indemnización.
9.1     Survival of Representations and Warranties. Except as otherwise set forth in this Section 9.1, all of the representations and warranties of the Company, and Motiva contained in this Agreement or any other agreement, schedule or certificate delivered by the Company, or Motiva pursuant to this Agreement shall survive for five (5) years after the Closing Date. If a party hereto determines that there has been a breach by any other party hereto of any such representation or warranty and notifies the breaching party in writing prior to the expiration of the survival period applicable to such representation and warranty (which notice shall identify the nature of such claim with reasonable specificity and such party’s reasonable estimate of the value of such claim), such representation or warranty and liability therefor shall survive, but only with respect to the specified breach which is specified in such notice, until such breach has been resolved, but no party shall have any liability after such five (5) year period for any alleged breaches of representations and warranties not specifically specified in a writing delivered within such five (5) year period. Notwithstanding any term in this Section 9.1, (a) claims related to any intentional misrepresentation or fraud by the Company or Motiva in connection with this Agreement and the Transactions, and the representations and warranties contained in Sections 5 of this Agreement shall survive indefinitely.

9.1 Continuidad de Representaciones y Garantías. Salvo lo dispuesto en esta Sección 9.1, todas las declaraciones y garantías de La Compañía y Motiva contenidas en este Contrato o cualquier otro acuerdo, anexo o certificado entregado por La Compañía o Motiva de conformidad con este Contrato sobrevivirán por cinco (5) años después de la Fecha de Cierre. Si una de las partes determina que ha habido una infracción por parte de la otra parte en relación con alguna representación o garantía y notifica por escrito al infractor antes de la expiración de este período de supervivencia aplicable (la notificación deberá indicar la naturaleza de tal reclamo con detalle y especificidad razonable y la estimación razonable del valor de dicho reclamo), dicha representación o garantía y responsabilidad subsistirán, pero solamente en relación con la parte específica en la que se dio el incumplimiento especificado en la notificación hasta que dicho incumplimiento se haya resuelto, pero ninguna parte tendrá responsabilidad alguna después de dicho período de los cinco (5) años por presuntas violaciones de las representaciones y garantías que no hayan sido especificadas en un escrito entregado dentro del periodo de los cinco (5) años. No obstante cualquier término indicado en esta Sección 9.1, (a) los reclamos relacionados con cualquier tergiversación o fraude intencional por parte de la Compañía o Motiva en relación con este Contrato y sus Transacciones, y las declaraciones y garantías contenidas en las Secciones 5 de este Contrato sobrevivirán indefinidamente.

9.2 Indemnification.	9.2 Indemnizaciones.

(a)      Indemnification by the Company. Subject to the limitations set forth in this Section 9, from and at all times after the Effective Date, the Company shall indemnify Motiva, its Affiliates, and their directors, officers, managers, shareholders, members, partners, employees, agents, representatives, successors and permitted assigns (the “Motiva Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse Motiva Indemnified Parties as and when incurred for any and all liabilities, obligations, demands, claims, actions, suits, proceedings, investigations, causes of action, assessments, judgments, losses, costs, damages, deficiencies, Taxes, fines or expenses (whether or not arising out of third party claims), including, without limitation, interest, penalties, reasonable attorneys’ fees and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Damages”), which any Motiva Indemnified Party may suffer or incur to the extent resulting from or arising out of:

(a)    Indemnización de La Compañía. Sujeto a las limitaciones establecidas en esta Sección 9, la Compañía indemnizará a Motiva, sus afiliadas y directores, funcionarios, gerentes, accionistas, miembros, socios, empleados, agentes, representantes, sucesores y cesionarios permitidos (en adelante las "Partes indemnizadas de Motiva") en todo momento posterior a la Fecha Efectiva y se mantendrán indemnes y pagar en nombre de o reembolsar a las Partes Indemnizadas de Motiva cuando incurran en cualquier y todas las responsabilidades, demandas, reclamos y acciones, juicios, procedimientos, investigaciones, causas de acción, evaluaciones, sentencias, pérdidas, costos, daños, impuestos, multas o gastos (ya sea que surjan o no de reclamos de terceros), incluidos pero no limitados a intereses, sanciones, los honorarios de abogados y todos aquellos gastos que hayan sido pagados de forma razonable en la investigación, defensa o liquidación de cualquiera de los anteriores (denominados colectivamente, "Daños"), que cualquier Parte indemnizada de Motiva pueda sufrir o incurrir en la medida en que resulte de o surja de:

(i)       Any misrepresentation or breach or inaccuracy of any representation or warranty of the Company under this Agreement or in any agreement, schedule or certificate delivered or to be delivered by or on behalf of the Company to Motiva pursuant to this Agreement;

(i) cualquier tergiversación o incumplimiento o inexactitud de cualquier representación o garantía de la Compañía bajo este Contrato o en cualquier otro acuerdo, anexo o certificado entregado en nombre de la Compañía a Motiva de conformidad con este Contrato;

(ii) any liability or obligation of the Company or related to the Business (including any indebtedness of the Company);	(ii) cualquier responsabilidad u obligación de la Compañía o relacionada con el Negocio (incluyendo cualquier deuda de la Compañía);
(iii) any Taxes with respect to operation of the Business by the the Company;	(iii) cualquier impuesto con respecto a la operación del Negocio por parte de La Compañía;
(iv) any nonfulfillment, breach or violation of any covenant or agreement on the part of the Company under this Agreement;	(iv) cualquier falta, incumplimiento o violación de cualquier convenio o acuerdo por parte de la Compañía bajo este Contrato;
(v) any unpaid transaction expenses of The Company;	(v) cualquier gasto de la transacción no pagado de la Compañía;
(vi) the Purchased Contracts and	(vi) los Contratos Adquiridos y
(vii) any claim, liability or obligation arising from the Distribution Agreements entered into by the Company with DM7 Hospitalaria, Karam Medical and MIO SL.	(vii) cualquier reclamación, responsabilidad u obligación derivada de los Contratos de Distribución firmados por la Compañía con DM7 Hospitalaria, Karam Medical and MIO SL.
(b)  Indemnification by Motiva with respect to the Company. Subject to the limitations set forth in this Section 9, from, and at all times after, the date of this Agreement, Motiva shall indemnify the Company and their agents, representatives, successors and permitted assigns (the “The Company Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse as and when incurred for any and all Damages which The Company may suffer or incur to the extent resulting from or arising out of:

(b)    Indemnización de Motiva en relación con la Compañía. Sujeto a las limitaciones establecidas en esta Sección 9, desde, y en todo momento después de la fecha de este Contrato, Motiva indemnizará a la Compañía y sus agentes, representantes, sucesores y cesionarios autorizados (denominado las "Partes Indemnizadas de la Compañía") y guardará y mantendrá indemne a cada uno de ellos y pagará en nombre de o reembolsará a medida que se incurra en cualquiera y todos los Daños que la Compañía pueda sufrir o incurrir en la medida resultante o que surja de:

(i)   any misrepresentation, breach or inaccuracy of any representation or warranty of Motiva under this Agreement or in any agreement, schedule or certificate delivered or to be delivered by or on behalf of Motiva to the Company pursuant to this Agreement; and

(i) cualquier tergiversación, incumplimiento o inexactitud de cualquier representación o garantía de Motiva en virtud de este Contrato o en cualquier otro acuerdo, cronograma o certificado entregado por o en nombre de Motiva a la Compañía de conformidad con este Contrato y

(ii) any nonfulfillment, breach or violation of any covenant or agreement on the part of Motiva under this Agreement.	(ii) cualquier falta, incumplimiento o violación de cualquier convenio o acuerdo por parte de Motiva en virtud de este Contrato.

(c)  Due Diligence and Right to Indemnification. No information or Knowledge obtained in any investigation or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions or the rights of the parties to indemnification pursuant to Section 9. The waiver of any condition based on the accuracy of any warranty or representation, or on the performance of or compliance with any covenant or agreements, will not affect the right to indemnification or any other remedy based on such warranties, representations, covenants and agreements.

c) Debida diligencia y derecho a indemnización. Ninguna información o conocimiento obtenido en cualquier investigación afectará o se considerará que modifica cualquier declaración o garantía contenida en este documento o las obligaciones de las partes para consumar las Transacciones o los derechos de las partes a indemnización de conformidad con la Sección 9. La renuncia de cualquier condición que se base en la exactitud de cualquier garantía o representación, o en el desempeño o cumplimiento de cualquier convenio o acuerdos, no afectará el derecho a indemnización o cualquier otro recurso basado en tales garantías, representaciones, convenios y acuerdos.

9.3     Tax Consequences. Any indemnity payment made under Section 9 with respect to a breach by either Party shall be deemed to be an adjustment in the Purchase Price, unless a contrary treatment is required under applicable Law.

9.3 Consecuencias fiscales. Cualquier pago de indemnización realizado en virtud de la Sección 9 con respecto a un incumplimiento de cualquiera de las Partes se considerará como un ajuste en el Precio de Compraventa, a menos que se requiera un tratamiento contrario en virtud de la Ley aplicable.

9.4     Sole and Exclusive Remedy. The parties hereto agree and acknowledge that, except in the case of intentional misrepresentation, fraud or intentional or willful breach of this Agreement, the rights to indemnification provided for in this Section 9 shall be the sole and exclusive remedy (regardless of the theory or cause of action pled) for monetary damages of the Company Indemnified Parties on the one hand, or Motiva Indemnified Parties, on the other hand, as the case may be, after the Closing for and with respect to any misrepresentation, breach or inaccuracy of any representation or warranty of a party hereto and for any nonfulfillment, breach or violation of any covenant or agreement contained in this Agreement by a party hereto, and each party to this Agreement hereby waives to the fullest extent permitted by law, any other rights or remedies that may arise under any applicable Law in connection therewith; provided, however, that nothing herein will limit in any way any party’s rights hereunder or otherwise, to specific performance, injunctive relief or other non-monetary equitable relief.

9.4 Recurso único y exclusivo. Las partes acuerdan y reconocen que, salvo en el caso de tergiversación de forma intencional, fraude o incumplimiento deliberado o doloso de este Contrato, los derechos de indemnización previstos en esta Sección 9 serán el único y exclusivo recurso (independientemente de la teoría o causa de acción) por daños monetarios de las Partes Indemnizadas de la Compañía, por un lado, o de las Partes Indemnizadas de Motiva, por otro lado, según sea el caso, después del Cierre y con respecto a cualquier tergiversación, incumplimiento o inexactitud de cualquier representación o garantía de alguna de las partes y cualquier falta, incumplimiento o violación de cualquier convenio o acuerdo contenido en este Contrato por una de las partes, y cada parte de este Contrato renuncia a la máxima medida permitida por la ley, cualquier otro derecho o recurso que puede surgir bajo cualquier ley aplicable en conexión con la condición, siempre que nada de lo aquí contenido limitará de ninguna manera los derechos de ninguna de las partes en virtud del presente o de alguna otra manera, a un cumplimiento específico, medida cautelar u otro recurso no monetario equivalente.

9.5 Release of Claims. Company acknowledges that by the Effective Date it will terminate the Distribution Agreement entered into between the Company and Establishment Labs S.A on 06 de Agosto del 2015 (the “Distribution Agreement”).  Company acknowledges and agrees that it has no claims of any nature arising from or relating to the Distribution Agreement, and fully and irrevocably releases Motiva from any liability thereunder.

9.5 Liberación de reclamo. La Compañía reconocen que para la Fecha Efectiva ha rescindido el Acuerdo de Distribución celebrado entre la Compañía y Establishment Labs S.A el 06 de Agosto del 2015 (el "Acuerdo de Distribución"). La Compañía reconoce y acepta que no tiene ningún reclamo de ninguna naturaleza que surja de o esté relacionado con el Acuerdo de distribución, y libera total e irrevocablemente a Motiva de cualquier responsabilidad en virtud del mismo.

10. Miscellaneous.	10. Misceláneos.
10.1      Entire Agreement. This Agreement and the other documents, agreements and instruments delivered pursuant hereto and thereto (together with the recitals, the schedules and exhibits hereto) embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

10.1 Integridad del Contrato. El presente Contrato y los demás documentos, acuerdos e instrumentos suscritos en virtud de este (junto con los considerandos, los anexos) representan el acuerdo y entendimiento completo entre las partes con respecto al mismo objeto y sustituyen todo acuerdo anterior y entendimiento relacionado con dicho objeto.

10.2      Fees and Expenses. Except as otherwise expressly provided in this Agreement, Motiva, on the one hand, and the Company, on the other hand, each will pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses) in connection with the preparation and negotiation of this Agreement.

10.2 Honorarios y gastos. Salvo que se indique expresamente lo contrario en este Contrato, tanto Motiva como la Compañía pagará todos los honorarios, costos y gastos en los que cada uno incurra (incluyendo honorarios, costos y gastos de asesores legal, banqueros de inversión, contadores, corredores u otros representantes y consultores y honorarios por avalúos y sus costos y gastos) en relación con la preparación y negociación de este Contrato.

10.3      Amendments and Waivers. Except as otherwise set forth herein or therein, no term, condition or covenant of this Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively), without the prior written consent of both Motiva and the Company.

10.3 Enmiendas y exenciones. Salvo que se establezca lo contrario en el presente Contrato, ningún término, condición o pacto de este Contrato puede modificarse o renunciarse (ya sea en general o en un caso particular y retroactivo o prospectivo), sin el consentimiento previo por escrito tanto de Motiva y la Compañía.

10.4      Successors and Assigns. The Company may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Motiva. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the respective successors and permitted assigns of the parties hereto. Motiva shall have the right assign this agreement upon written notice to the Company. The Company cannot object the assignment of the agreement from Motiva to third parties.

10.4 Sucesores y Cesionarios. La Compañía no podrá ceder ninguno de sus derechos ni delegar ninguna de sus obligaciones bajo este Contrato sin el previo consentimiento por escrito de Motiva. Las disposiciones de este Contrato serán vinculantes y redundarán en beneficio de los respectivos sucesores y cesionarios autorizados por las partes del presente Contrato. Motiva tendrá el derecho de ceder este Contrato mediante previa notificación por escrito a la Compañía. La Compañía no podrá objetar la cesión del Contrato de Motiva a terceros.

10.5      Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by electronic mail, or courier, certified or registered mail, return receipt requested, postage prepaid:

10.5 Notificaciones. Toda notificación, solicitud, consentimiento y cualquier otra comunicación bajo este Contrato se hará por escrito y se enviarán por correo electrónico o mensajería, correo certificado o certificado, se solicitará acuse de recibo y el sello prepagado:

If to the Company, to:	Para la Compañía, a:
Email: carlos.garcia@motivaes.com	Correo electrónico: carlos.garcia@motivaes.com
Attention: Carlos García Rodríguez	Atención: Carlos García Rodríguez
If to Motiva, to:	Para Motiva, a:
Address: Establishment Labs, Building B25	Dirección: Establishment Labs, Edificio B25
Coyol Free Trade Zone, Alajuela	Zona Franca Coyol, Alajuela
Costa Rica, 20113	Costa Rica, 20113
Email: jlivianu@establishmentlabs.com	Correo electrónico: jlivianu@establishmentlabs.com
Attention: General Counsel	Atención: Consejero General
Except as otherwise provided in this Agreement, all notices and communications hereunder shall be deemed to have been duly given (a) when transmitted by electronic mail, or, (b) in the case of a courier, one (1) days after the date of delivery, in each case given or addressed as aforesaid.

Salvo que se disponga lo contrario en este Contrato, toda notificación o comunicación se considerará entregada debidamente (a) cuando se transmiten por correo electrónico, o, (b) en el caso de un servicio de mensajería, un (1) día después de la fecha de la entrega, en cada caso dado o abordado como se mencionó anteriormente.

10.6             Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail in PDF or similar format shall be effective as delivery of a mutually executed counterpart to this Agreement.

10.6 Ejecución en tantos. Este Contrato puede ser ejecutado en dos o más tantos y con las contrapartes separadas, cada una de las cuales se considerará original, pero todas juntas constituirán el mismo instrumento. La entrega de una copia ejecutada de una página de firma a este Contrato por correo electrónico en formato PDF o similar se tendrá por efectiva como la suscripción mutua a este Contrato.

10.7             Headings; Gender. The headings of the sections, subsections and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement. Wherever reference is made herein to the male, female or neuter genders, such reference shall be deemed to include any of the other genders, as the context may require.

10.7 Títulos; Género. Los títulos de las secciones, subsecciones y párrafos de este Contrato se han insertado solo por conveniencia y no se consideran parte de este Contrato. Cuando se haga referencia aquí a los géneros masculino, femenino o neutro, dicha referencia se incluirá de conformidad al contexto.

10.8             Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties hereto shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the Parties to the maximum extent permitted by applicable Law.

10.8 Divisibilidad. Siempre que sea posible, cada una de las disposiciones de este Contrato se interpretará de tal forma que sea efectiva y válida de conformidad a la Ley aplicable, pero si se considera que alguna disposición de este Contrato está prohibida o es inválida según la ley aplicable, dicha disposición será ineficaz solo para el alcance de tal prohibición o invalidez, sin invalidar el resto de dicha disposición o las disposiciones restantes de este Contrato, y las partes de éste deberán enmendar o modificar el Contrato para reemplazar cualquier disposición prohibida o inválida con una disposición que sea válida y efectiva para darle efecto a la intención de las Partes en la máxima medida permitida por la ley aplicable.

10.9             Specific Performance. The parties hereto acknowledge and agree that any party hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, such party shall also be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

10.9               Cumplimiento específico. Las partes reconocen y aceptan que cualquiera de las partes se vería irreparablemente dañada si alguna de las disposiciones de este Contrato no se lleva a cabo de conformidad con sus términos específicos y que cualquier incumplimiento de este Contrato por una de las partes no podrá ser compensado adecuadamente en todos los casos por daños monetarios. En consecuencia, además de cualquier otro derecho o recurso al que cualquier parte pueda tener derecho, por ley o en equidad, dicha parte también tendrá derecho a hacer cumplir cualquier disposición de este Contrato mediante un decreto de desempeño específico y a un acuerdo temporal, preliminar y medida cautelar permanente para evitar infracciones o amenazas de incumplimiento de cualquiera de las disposiciones de este Contrato, sin ninguna obligación.

10.10          Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

10.10            Terceros Beneficiarios. Salvo que se indique expresamente lo contrario, nada de lo referido en este Contrato será interpretado como derechos legales, remedios o reclamos otorgados a personas que no sean las partes de este Contrato.

10.11          Governing Law. All issues, questions and disputes concerning the validity, interpretation, enforcement, performance or termination of this Agreement, and all matters of extra-contractual and/or tort liability, if any, arising out of or in relation with this Agreement, shall be governed by and construed in accordance with Belgian law, without giving effect to any other choice-of-law or conflict-of-laws rules or provisions (Belgian, foreign or international) that would cause the laws of any jurisdiction other than Belgium to be applicable, and excluding the UN Convention on Contracts for the International Sale of Goods (1980) (“Vienna Convention”) (if applicable).

10.11            Ley aplicable. Todos los asuntos, preguntas y disputas en relación con la validez, interpretación, cumplimiento, aplicación o terminación de este Contrato, y todos los demás asuntos de responsabilidad extracontractual, si los hubiere, que surjan de o en relación con este Contrato, se regirán e interpretarán de conformidad con la legislación belga, sin tener ningún efecto otra regla, ley o disposición (belgas, extranjeras o internacionales) que causarían que las leyes de cualquier jurisdicción distinta de la belga sean aplicables, y excluyendo la Convención de las Naciones Unidas sobre los Contratos de Compraventa Internacional de Mercaderías (1980) (en adelante "Convención de Viena") (si corresponde).

10.12      Dispute Resolution. The Company and Motiva agree, on behalf of themselves, that any legal Action based on or arising out of this Agreement or for recognition and enforcement of any judgment in respect thereof brought by a party hereto, or their respective successors or assigns will be resolved in accordance with the following procedure:

10.12                Resolución de disputas. La Compañía y Motiva acuerdan, en nombre de ellos mismos, que cualquier acción legal basada o derivada de este Contrato o para el reconocimiento y ejecución de cualquier juicio con respecto a este Contrato presentado por una de las partes, o sus respectivos sucesores o cesionarios, se resolverá de conformidad con el siguiente procedimiento:

(1) the Parties shall attempt to resolve the dispute through the conciliation mechanism in accordance with the Mediation Rules of the Belgian Centre for Arbitration and Mediation CEPANI;	(1) las Partes intentarán resolver la disputa a través del mecanismo de conciliación de conformidad con las Reglas de Mediación del Centro Belga de Arbitraje y Mediación CEPANI;

(2)              If, within fifteen (15) business days from the request for mediation, the Parties have not reached a settlement, the dispute shall be settled under the CEPANI Rules of Arbitration by three (3) arbitrators appointed in accordance with those Rules, who must decide based on the law, including as to the admissibility and probatory value of evidence. The Belgian Centre for Arbitration and Mediation Cepani will be the institution responsible for administering the arbitration process. The seat of the arbitration shall be Brussels (Belgium). The arbitration shall be conducted in English.

 (2) Si, dentro de los quince (15) días hábiles desde la solicitud de mediación, las Partes no han llegado a un acuerdo, la disputa se resolverá conforme a las Reglas de Arbitraje de CEPANI por tres (3) árbitros designados de conformidad con esas reglas, quién debe decidir basado en la ley, en relación con la admisibilidad y el valor probatorio de la evidencia. El Centro Belga de Arbitraje y Mediación Cepani será la institución responsable de manejar el proceso de arbitraje. La sede del arbitraje será Bruselas (Bélgica). El arbitraje se llevará a cabo en inglés.

10.13          Prevailing Party. In the event of a Dispute, the prevailing party in any Action in connection therewith shall be entitled to recover from such other party its costs and expenses incurred in connection with such Action, including, without limitation, reasonable legal fees and associated costs.

10.13 Parte prevaleciente. En la eventualidad de una disputa, la parte ganadora tendrá derecho a recuperar de la otra parte los costos y gastos incurridos en relación con dicha acción, incluidos, pero no limitados entre otros a los honorarios legales y otros costos asociados.

10.14      Publicity. Except as required by applicable Law, no publicity, release, disclosure or announcement of or concerning this Agreement or the Transactions shall be issued by The Company without the advance written consent of Motiva; provided, however, that The Company shall be permitted to make disclosures concerning this Agreement to its accountants, attorneys and financial advisors.

10.14 Publicidad. A menos que la ley aplicable lo exija, la Compañía no publicará, divulgará ni anunciará este Contrato ni las Transacciones relacionadas con éste, sin el previo consentimiento por escrito de Motiva; con la condición, sin embargo, de que a la Compañía se le permita hacer divulgaciones sobre este Contrato a sus contadores, abogados y asesores financieros.

10.15      References. When a reference is made in this Agreement to a Section, subsection, Exhibit or Schedule, such reference shall be to a Section, subsection, exhibit or schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement, in any schedules and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Schedule, including the Disclosure Schedules, and not otherwise defined shall have the meaning given to such term in this Agreement. Unless the context clearly requires otherwise, whenever the words “include”, “includes”, “including”, “such as” or terms of similar meaning are used in this agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein”, “hereby” and “hereunder” and terms of similar meaning when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms. Any agreement or instrument defined or referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns. Pronouns of one gender shall include all genders. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement. All references to “Euros” or “€” shall be the official currency of the European Union unless otherwise specified.

10.15 Referencias. Cuando se haga una referencia en este Contrato a una Sección, subsección o anexo, dicha referencia será a una Sección, subsección o anexo de este Contrato, salvo que se indique lo contrario. Los títulos incluidos en este Contrato, en cualquier tema y en el índice de este Contrato, son sólo para fines de referencia y no afectarán en modo alguno el significado o la interpretación de este Contrato. Todos los Anexos adjuntos al presente Contrato o mencionados en este documento se incorporan y forman parte de este Contrato. Cualquier término en mayúscula utilizado en cualquier Anexo, incluidos los Programas de Divulgación, y que no esté definido de otra manera tendrá el significado dado a dicho término en este Contrato. A menos que el contexto claramente requiera lo contrario, siempre que las palabras "incluir", "incluye", "incluyendo", "como" o términos de significado similar que se usen en este Contrato, se considerarán seguidas de las palabras "sin limitación". "Las palabras" aquí ","por la presente"," debajo "y" a continuación" y términos de significado similar que se usen en este Contrato se referirán a este Contrato como un todo y no como una disposición particular de este Contrato. El término "o" no es exclusivo. La palabra "extensión" en la frase "en la medida" significa el grado en que un sujeto u otra cosa se extiende, y tal frase no debe significar simplemente "si". Las definiciones contenidas en este Contrato son aplicables tanto a las formas en singular como a las formas plurales de dichos términos. Cualquier acuerdo o instrumento definido o referido aquí significa que se reforma, modifica o complementa de vez en cuando. Las referencias a una persona también se refieren a sus sucesores y cesionarios. Los pronombres de un género incluirán todos los géneros. Los títulos en este Contrato son solo para referencia, y no afectarán la interpretación de este Contrato. Todas las referencias a "Euros" o "€" serán la moneda oficial de la Unión Europea a menos que se especifique lo contrario.

10.16          Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract).

10.16 Construcción. El lenguaje utilizado en este Contrato se considerará como el idioma elegido por las partes para expresar su intención mutua, y no se aplicará ninguna regla de interpretación estricta contra ninguna Persona. La información contenida en este Contrato y en los Anexos y Divulgaciones de este documento será divulgada únicamente para los fines del presente Contrato, y ninguna información contenida en este documento se considerará como una admisión por parte de terceros a ningún tema del Contrato (incluyendo, sin limitación, cualquier violación de la Ley o incumplimiento contractual).

10.17 Languages of the contract and prevailing language. This Agreement is executed in double language (English and Spanish). In case of conflict between the two versions the English one shall prevail.
10.17 Idiomas del Contrato e idioma predominante. Este Contrato se ejecuta en doble idioma (inglés y español). En caso de conflicto entre las dos versiones, prevalecerá la versión en inglés.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]	[RESTO DE LA PAGINA SE DEJA EN BLANCO INTENCIONALMENTE]

WITNESS WHEREOF, the undersigned have hereunto set their hands under seal as of the day and year first above written.	EN FE DE LO ANTERIOR, los suscritos han puesto abajo sus sello en el día y año indicado arriba.
MOTIVA:	MOTIVA:
EUROPEAN DISTRIBUTION CENTER MOTIVA BVBA	EUROPEAN DISTRIBUTION CENTER MOTIVA BVBA
By: /s/ Salvador Dada	Por: /s/ Salvador Dada
Name: Salvador Dada	Nomre: Salvador Dada
Title: COO/Manager	Título: COO/Manager

THE COMPANY:	LA COMPAÑIA:
Motiva Matrix Spain SL	Motiva Matrix Spain SL
By: /s/ Carlos García Rodríguez	Por: Carlos García Rodríguez
Name: Carlos García Rodríguez	Nombre: Carlos García Rodríguez
Title: CEO	Título: CEO

Schedule I	Anexo 1

Terms and Definitions	Términos y Definiciones

Terms Defined. As used herein, the following terms have the respective meanings set forth below or set forth in the referenced Section of this Agreement:
Términos Definidos. De conformidad con el uso dado en el presente Contrato, los siguientes términos tienen los significados respectivos establecidos a continuación o establecidos en la sección a la que se hace referencia en este Contrato:

“Action” – means suit, claim, action, arbitration, proceeding or investigation.	"Acción" - significa demanda, reclamo, acción, arbitraje, procedimiento o investigación.
“Affiliate” – means and includes, at any time with respect to any Person (the “applicable Person”), each Person:	"Afiliado" - significa e incluye, en cualquier momento con respecto a cualquier Persona (en adelante la "Persona aplicable"), a cada Persona:
(a) that directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, the applicable Person;	(a) que directa o indirectamente a través de uno o más intermediarios controla, o está controlado por, o está bajo control común con, la persona correspondiente;
(b) that beneficially owns or holds five percent (5%) or more of any class of the Voting Equity of the applicable Person;	(b) que posee o retiene beneficiosamente el cinco por ciento (5%) o más de cualquier clase del Capital de la Persona aplicable;
(c) five percent (5%) or more of the Voting Equity (or in the case of a Person that is not a corporation, five percent (5%) or more of the equity interest) of which is beneficially owned or held by the applicable Person; or

(c) cinco por ciento (5%) o más del Capital Accionario (o en el caso de una Persona que no sea una corporación, cinco por ciento (5%) o más del interés patrimonial) del cual es de propiedad o titularidad beneficiaria la Persona aplicable; o

(d) that is an officer, director or manager (or a member of the immediate family of an officer, director or manager) of the applicable Person;	(d) que es un funcionario, director o gerente (o un miembro de la familia inmediata de un funcionario, director o gerente) de la Persona;

at such time; provided, however, that for purposes of this Agreement no Person holding any one or more of the shares of Equity of The Company shall be deemed to be an Affiliate solely by virtue of the ownership of such Securities.

en ese momento; sin embargo, a los efectos del presente Contrato ninguna Persona que posea una o más de las acciones del Patrimonio de la Compañía se considerará un afiliado únicamente en virtud de la propiedad de dichos Valores.

 “Business Day” – means a day other than a Saturday, a Sunday or a day on which the national banks located in New York, New York are required by Law (other than a general banking moratorium or holiday for a period exceeding four (4) consecutive days) to be closed.

”Día Hábil" significa un día que no sea un sábado, un domingo o un día en que la Ley exija que los bancos nacionales ubicados en Nueva York, Nueva York (aparte de una moratoria bancaria o feriado general por un período superior a cuatro (4) días consecutivos) para ser cerrado.

“Competing Business” means a person or organization which is engaged in or about to be engaged in a business that competes with the Business.	“Negocio competidor" se refiere a una persona u organización que participa en o está a punto de participar en un Negocio que compite con el Negocio.
“Distribution Agreement” means that certain Distribution Agreement, dated as of August 06, 2015, between the Company and establishment Labs S.A, as amended by the parties on 26 January, 2018 and on 14 May, 2018 and .

"Contrato de Distribución" se refiere al Contrato de Distribución, fechado el 06 de Agosto de 2015, entre la Compañía y establishment Labs S.A enmendado por las Partes el 26 de enero del 2018, y el 14 de mayo del 2018.

“Equity” – means, with respect to any Person, any class of preferred, common or other capital share, share capital or similar equity interest of such Person.	“Patrimonio neto" - significa, con respecto a cualquier Persona, cualquier clase de capital preferente, común u otro capital social, capital social o intereses de capital similares de dicha Persona.
“Governmental Entity” means individually, and “Government Entities” means collectively, any federal, state or local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

  “Entidad Gubernamental" significa individualmente, y "Entidades Gubernamentales" significa colectivamente, cualquier gobierno federal, estatal o local o extranjero, cualquier subdivisión política del mismo o cualquier tribunal, agencia administrativa o reguladora, departamento, instrumentalidad, organismo o comisión u otra autoridad gubernamental o agencia, nacional o extranjera.

“Intellectual Property” – means all proprietary information (whether or not protectable by patent, copyright, trademark or trade secret rights) and intellectual property rights throughout the world, including, without limitation, all trade names, trademarks (including common-law trademarks), service marks, domain names, web addresses, websites, social media accounts, art work, packaging, plates, emblems, brands, logos, insignia, works of authorship, and copyrights, and their registrations, applications and renewals, and all goodwill associated therewith, and all of their content and data, all domestic and foreign patents and patent applications, all moral, common law and economic rights of authors and inventors, all technology, know-how, show-how, inventions, discoveries, trade secrets, processes, formulae, drawings, designs, schematics, specifications, algorithms, systems, forms, technical and business information, data, databases, computer programs and software, object and source code, product information and development work-in-progress and all documentary evidence of any of the foregoing, all licenses, sublicenses or like agreements for any of the foregoing, and all other intellectual property or proprietary rights.

"Propiedad intelectual": toda la información patentada (independientemente de que esté protegida por patentes, derechos de autor, marcas registradas o secretos comerciales) y derechos de propiedad intelectual en todo el mundo, incluidos, entre otros, todos los nombres comerciales, marcas comerciales (incluidas marcas de derecho consuetudinario) , marcas de servicio, nombres de dominio, direcciones web, sitios web, cuentas de redes sociales, obras de arte, empaques, placas, emblemas, marcas, logotipos, insignias, obras de autor y derechos de autor, y sus registros, aplicaciones y renovaciones, y todo el fondo de comercio asociado con eso, y todos sus contenidos y datos, todas las patentes y solicitudes de patentes nacionales y extranjeras, todos los derechos morales, de common law y económicos de autores e inventores, toda tecnología, know-how, show-how, inventos, descubrimientos, secretos comerciales, procesos, fórmulas, dibujos, diseños, esquemas, especificaciones, algoritmos, sistemas, formularios, información técnica y comercial, datos, bases de datos, programas informáticos y software, objetos y agrios código de acceso, información del producto y trabajo en curso de desarrollo y toda evidencia documental de cualquiera de los anteriores, todas las licencias, sublicencias o acuerdos similares a cualquiera de los anteriores, y todos los demás derechos de propiedad intelectual o de propiedad.

“Inventory” – means and includes goods owned and held by the Company for sale, lease or resale or furnished or to be furnished under contracts for services, and raw materials, goods in process, materials, component parts and supplies used or consumed, or held for use or consumption, in the Business (including all components, merchandise, raw materials, work in progress and finished goods), which are held at, or are in transit from or to the locations at which the Business is conducted, or located at suppliers’ premises on consignment, in each case, which are used or held for use by the Company in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of he Company against suppliers of such inventories.

“Inventario": significa e incluye los bienes que posee y mantiene la Compañía para su venta, arrendamiento o reventa, que se proporcionan o se otorgan bajo contratos de servicios, y materias primas, bienes en proceso, materiales, componentes y suministros utilizados o consumidos, o mantenidos para uso o consumo, en el Negocio (incluidos todos los componentes, mercancías, materias primas, trabajos en curso y productos terminados), que se mantienen en, o están en tránsito desde o hacia los lugares en los que se realiza el Negocio, o ubicados en las instalaciones de los proveedores en consignación, en cada caso, que se usan o retienen para uso de la Compañía en la realización del Negocio, incluida cualquiera de las anteriores, sujetas a cualquier venta condicional o acuerdo de retención del título a favor de cualquier otra persona, junto con todos los derechos de la Compañía contra los proveedores de dichos inventarios.

“Knowledge” – means, with respect to the Seller, the actual knowledge of any executive officer, and any successor to the positions or duties of such persons, in each case after due care and after reasonable inquiry. Such individuals will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such individual has knowledge of such fact, circumstance, event or other matter, (b) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such individual that would reasonably be expected to be reviewed by such individual in the customary performance of his or her duties or (c) such fact, circumstance, event or other matter would be known to such individual had he or she made reasonable inquiry of appropriate employees and personnel.

"Conocimiento": significa, con respecto al Vendedor, el conocimiento real de cualquier funcionario ejecutivo y cualquier sucesor de los puestos o deberes de dichas personas, en cada caso después de la atención debida y después de una investigación razonable. Se considerará que dichas personas tienen conocimiento de un hecho, circunstancia, evento u otro asunto particular si (a) dicho individuo tiene conocimiento de tal hecho, circunstancia, evento u otro asunto, (b) tal hecho, circunstancia, evento u otro asunto se refleja en uno o más documentos (ya sean escritos o electrónicos) contenidos en libros y registros de dicho individuo que razonablemente se esperaría que fueran revisados por dicho individuo en el desempeño acostumbrado de sus funciones o (c) tal hecho, circunstancia, un evento u otro asunto se conocería si él o ella hiciera una investigación razonable de los empleados y el personal apropiados.

“Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts or decrees of any Governmental Entity.	"Leyes" significa todos los estatutos, leyes, códigos, ordenanzas, reglamentos, reglas, órdenes, sentencias, autos, mandamientos, decretos de cualquier Entidad Gubernamental.
“Lien” – means any mortgage, lien, option, encumbrance, assignment, restriction, pledge, claim, security interest, hypothecation, adverse claim, easement, encroachment, right of way, burden, title defect, title retention agreement, voting trust agreement, right of first refusal, preemptive right, put, call, restriction on transfer, charge or other encumbrance, restriction or limitation.

"Gravamen" significa cualquier hipoteca, derecho de retención, opción, gravamen, cesión, restricción, prenda, reclamo, interés de seguridad, hipoteca, reclamación adversa, servidumbre, usurpación, derecho de vía, carga, defecto del título, contrato de retención del título, contrato de fideicomiso de voto , derecho de tanteo, derecho de preferencia, put, call, restricción de transferencia, cargo u otro gravamen, restricción o limitación.

“Material Adverse Effect” – means any change, circumstance, event or effect that, individually or in the aggregate, is materially adverse to the business, assets, liabilities, Properties, prospects, financial condition or results of operations of the Company; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: any adverse change or effect attributable to (i) the announcement or pendency of the Transactions; (ii) conditions affecting the industry in which the Company participates, the European economy as a whole or the capital markets in general or the markets in which the Company operates (so long as the foregoing do not disproportionally affect the Company); (iii) compliance with the terms of, or the taking of any action required by, this Agreement or any related action; (iv) any change in applicable Laws or the interpretation thereof; (v) actions required to be taken under applicable Laws; (vi) any change in accounting requirements or principles or any change in related Laws, rules or regulations or the interpretation thereof; (vii) any matter set forth in the Disclosure Schedules to this Agreement; (viii) natural disasters, epidemics or pandemics or (ix) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism.

"Efecto Adverso Material" - significa cualquier cambio, circunstancia, evento o efecto que, individualmente o en conjunto, sea materialmente adverso al Negocio, activos, pasivos, Propiedades, perspectivas, situación financiera o resultados de operaciones de la Compañía; provisto, sin embargo, que ninguno de los siguientes se considerará en sí mismo, solo o en combinación, para constituir, y ninguno de los siguientes se tomará en cuenta para determinar si ha habido, o se esperaría razonablemente que lo hubiera, un Efecto adverso: cualquier cambio o efecto desfavorable atribuible a (i) el anuncio o la tramitación de las Transacciones; (ii) condiciones que afectan la industria en la que participa la Compañía, la economía europea en su conjunto o los mercados de capitales en general o los mercados en los que opera la Compañía (siempre que lo anterior no afecte desproporcionadamente a la Compañía); (iii) el cumplimiento de los términos de, o la adopción de cualquier acción requerida por este Acuerdo o cualquier acción relacionada; (iv) cualquier cambio en las leyes aplicables o la interpretación de las mismas; (v) acciones requeridas para ser tomadas bajo las Leyes aplicables; (vi) cualquier cambio en los requisitos o principios contables o cualquier cambio en las leyes, normas o reglamentaciones relacionadas o la interpretación de los mismos; (vii) cualquier asunto establecido en los Programas de Divulgación de este Acuerdo; (viii) desastres naturales, epidemias o pandemias o (ix) el comienzo, la continuación o la escalada de una guerra, hostilidades armadas materiales u otra calamidad internacional o nacional importante o acto de terrorismo.

“Motiva Business” means the business carried on by Motiva its subsidiaries and affiliates from time to time prior to the end of the Company’s affiliation with Motiva its subsidiaries and affiliates, which involves medical technology focused on improving patient safety and aesthetic outcomes, initially in the breast aesthetics and reconstruction market.

“Motiva Business" significa el Negocio desarrollado por Motiva sus subsidiarias y afiliadas periódicamente previo a la afiliación de la Compañía con Motiva sus subsidiarias y afiliadas, que involucra tecnología médica enfocada en mejorar la seguridad del paciente y los resultados estéticos, inicialmente en el mercado de estética y reconstrucción mamaria.

“Motiva Products” means those products listed on Exhibit B attached to this Agreement.	”Productos de Motiva" significa aquellos productos enumerados en el Anexo B adjunto a este Contrato.
 “Organizational Documents” – means the articles or certificate of formation or incorporation, bylaws, limited liability company agreement, operating agreement, partnership agreement or other governing documents of an entity.

“Documentos de la organización" significa los artículos o el certificado de formación o incorporación, los estatutos, el acuerdo de la compañía de responsabilidad limitada, el acuerdo de operación, el acuerdo de asociación u otros documentos de gobierno de una entidad.

“Order” – means any order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent, that is enacted, issued, promulgated, enforced or entered by any Governmental Entity of competent jurisdiction.

“Orden" significa cualquier orden o decreto, sentencia, medida cautelar, sentencia u otra orden, ya sea temporal, preliminar o permanente, que sea promulgada, emitida, promulgada, ejecutada o ingresada por cualquier Entidad Gubernamental de jurisdicción competente.

“Permitted Liens” – means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable; and (ii) statutory mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent.

“Gravámenes permitidos" - significa (i) gravámenes legales para impuestos actuales u otros cargos gubernamentales aún no vencidos y pagaderos; y (ii) Mecanismos legales, transportistas, trabajadores, reparadores y gravámenes legales similares que surjan o se incurran en el curso ordinario de Negocios por montos que no sean morosos.

“Signing” – Execution of this Agreement, i.e. exchange of signatures necessary for the execution of this agreement.	”Firma" - Ejecución de este Contrato, es decir, intercambio de firmas necesarias para la ejecución de este Contrato.

“Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, escheat (unclaimed property), transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

"Impuestos" o "Impuestos" significa aquellos ingresos federales, estatales, del condado, locales, extranjeros o de otro tipo, ingresos brutos, ad valorem, de franquicia, ganancias, ventas o uso, escheat (propiedad no reclamada), transferencia, registro, impuestos especiales, utilidad, ambientales , comunicaciones, propiedad real o personal, capital social, licencia, nómina, salario u otra retención, empleo, seguridad social, indemnización, timbre, ocupación, alternativa o complemento mínimo, estimados y otros impuestos de cualquier tipo (incluyendo deficiencias, penalidades, adiciones al impuesto e intereses atribuibles a los mismos) ya sea disputados o no.

“Territory” – means Spain.	"Territorio" - significa España.
“Transactions” – means the transactions contemplated by this Agreement or any other Transaction document.	"”Transacciones" - significa las transacciones contempladas en este Contrato o cualquier otro documento de transacción.
“Transfer” – means any transfer, sale, assignment, gift, pledge, hypothecation, or other disposition or encumbrance.	"Transferencia" - significa cualquier transferencia, venta, cesión, regalo, prenda, hipoteca u otra disposición o gravamen.

Schedule 2	Anexo 2
Purchased Contracts	Contratos Adquiridos

None.	Ninguno.

Schedule 3	Anexo 3
Motiva Products	Productos de Motiva

All off the Motiva branded products purchased from Establishment Labs or any of its subsidiaries.	Todos los products marca Motiva comprados a Establishment Labs o cualquiera de sus subsidiarias.